Exhibit (c)(5)

 Project Key West  January 19, 2026  Discussion Materials

 Disclaimer  This presentation has been prepared by Moelis & Company LLC (“Moelis”) solely for the information and assistance of the Special Committee of the Board of Directors of the company codenamed “Key West” (the “Company”) in considering the matters referred to in these materials. This presentation is confidential and may not be disclosed (in whole or in part) or utilized for other purposes without the express prior written consent of Moelis.   This presentation has been prepared based on information provided by the Company and/or from third party sources. Moelis assumed such information is complete and accurate in all material respects. Moelis has not independently verified such information (or assumed responsibility for the independent verification of such information). To the extent this presentation includes projections, forecasts or other forward-looking statements, Moelis has assumed that such information was reasonably prepared based on the best currently available estimates and judgments of the Company and/or other parties as to the future performance of the Company and/or such other parties. Moelis expresses no views as to the reasonableness of any such projections, forecasts or other forward-looking statements or the assumptions on which they are based. Moelis has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or any other party. Moelis’ participation in any due diligence review is solely for purposes of supporting its advice and analysis.   This presentation is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and Moelis assumes no obligation to update this presentation or correct any information herein. No company or transaction used in this presentation is identical to the Company or any potential transaction. The analyses set forth in this presentation do not purport to be appraisals and such analyses do not reflect Moelis’ views of the prices at which businesses or securities actually may be sold. Because the analyses described in these materials (including the information used in such analyses) are inherently subject to uncertainty, Moelis does not assume responsibility if future results are materially different from those forecast.   This presentation was designed for use by certain persons familiar with the business of the Company. This presentation is not intended to provide the sole basis for any decision on any transaction or strategic alternative and is not a recommendation with respect to any transaction or strategic alternative. This presentation does not address the Special Committee’s underlying business decision to explore or recommend any transaction or strategic alternative or the relative merits of any transaction or strategic alternative as compared to any alternative business strategies or transactions that might be available to the Company. Nothing contained in this presentation should be construed as legal, regulatory, tax or accounting advice.   Moelis and its affiliates are engaged globally in a wide range of investment banking and other activities for their own account and otherwise. Moelis and its affiliates may have advised, may seek to advise and may in the future advise in companies referred to in this presentation. Personnel of Moelis or such affiliates may make statements or provide advice that is contrary to information included in this presentation. The proprietary interests of Moelis or its affiliates may conflict with your interests. In addition, Moelis and its affiliates and their personnel may from time to time have positions in or effect transactions in securities referred to in this material (or derivatives of such securities), or serve as a director of companies referred to in this presentation.  1

 Illustrative Sources and Uses  2

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Illustrative Sources and Uses

In response to a request from the Special Committee, the Consortium shared a proposed sources and uses

($ in millions)

Illustrative Sources and Uses – Consortium

Illustrative sources and uses provided by the Consortium to Moelis (received on 01/11/2026)

Sources		Uses	
(A) FFH capital	$ 1,542	Common shares to be purchased[1,2]	$ 1,242
Post closing company liquidity	$ 60	Pref shares to be redeemed[1]	$ 300
		Est closing costs[3]	$ 60
Total	$ 1,602	Total	$ 1,602

(B)

Common shares to be purchased[2]	113.93
Price	10.90

1. Excludes shares held by members of the consortium
2. Includes estimated net settlement of RSUs for Q1 vestings (excluding consortium members)
3. Primarily investment banking and legal fees (consortium and Company)

Key West Debt at Share

Key West debt at share based on public filings and subsequent events discussed with Management

(C)

Key West Debt at Share	Amount
Consolidated - Secured as of 09/30/2025	$2,331
Consolidated - European Unsecured Bonds	–
Consolidated - Unsecured as of 09/30/2025	1,902
Unconsolidated - Secured as of 09/30/2025	2,021
Unconsolidated - Vintage Housing as of 09/30/2025	777
Revolver Draw after 9/30/2025	211
Revolver Draw, remaining for Toll Brothers purchase[1]	97
Key West share of debt at close, Toll Brothers acquisition[2]	55
Total Key West Debt	**$7,395**
Series B Cumulative Perpetual Preferred Stock[3]	300
Series C Cumulative Perpetual Preferred Stock[3]	200
Total Key West Debt + Preferred Stock (Consortium)	**$7,895**

Considerations on the Illustrative Sources and Uses

- (A) The Consortium has indicated that Fairfax Financial Holdings Limited ("FFH") will be the source of new capital
  - Our understanding is that FFH will provide an equity commitment letter for the full amount of the consideration
- (B) The illustrative sources and uses cites 113.93mm common shares to be purchased at an offer price of $10.90 per share. The common shares cited in the sources and uses is similar to the fully diluted shares outstanding included in Moelis' preliminary financial analysis presented to the Special Committee on 12/23/2025, when factoring in common shares held by the Consortium
  - Consortium members collectively hold ~26.7mm common shares[4]
  - The illustrative sources and uses also cites net settlement of RSUs for Q1 vestings (excluding Consortium members); Moelis' preliminary financial analysis used RSUs as of 12/31/2024
- (C) The illustrative sources and uses does not address the expected treatment of Key West's existing debt. The sources and uses should additionally cover the repayment of the revolving credit facility ($410mm outstanding[5] on the $550mm revolving credit facility) at closing
  - Key West's total debt at share was ~$7.4bn based on public filings and subsequent events discussed with Management to date
  - The "Pref shares to be redeemed" cited in the sources and uses would reflect the liquidation preference of the Series A Cumulative Perpetual Convertible Preferred Stock at the liquidation preference of $300mm
  - The sources and uses does not address the expected treatment of the Series B and Series C Cumulative Perpetual Preferred Stock held by the Consortium, which we expect to remain outstanding
  - The liquidation preference for the Series B and Series C Cumulative Perpetual Preferred Stock held by members of the Consortium totals $500mm

Source: Materials provided by the Consortium to Moelis on 01/11/2026; Company Filings, Q3 Earnings Release and Supplemental Financial Information, Key West Management

1. Total Key West equity requirement for the Toll Brothers Apartment Living acquisition of $122mm based on materials shared by Key West Management with Moelis on 01/07/2026, with $97mm remaining deposit after posted deposit of $25mm; assumes remaining Key West Equity Requirement is funded with the revolver per Management guidance
2. Reflects Key West share of debt at close for the Toll Brothers acquisition, based on materials shared by Key West Management with Moelis on 01/07/2026
3. Reflects liquidation preference of $1,000 per share of Series B and Series C Cumulative Perpetual Preferred Stock, and 300,000 shares of Series B Cumulative Perpetual Preferred Stock and 200,000 shares of Series C Cumulative Perpetual Preferred Stock outstanding as of 09/30/2025
4. Based on FFH and William McMorrow shares of 13.322mm and 11.373mm common shares, respectively, to be rolled based on Joint Bidding Agreement as of 11/04/2025; 1.654mm common shares held by Matthew Windisch and 0.318mm common shares held by In Ku Lee based on Key West proxy statement as of 04/25/2025
5. Reflects $102mm drawn on the revolving credit facility as of 09/30/2025, plus $211mm drawn after 09/30/2025 based on Key West's Q3 Earnings Release and Supplemental Financial Information; assumes $97mm for the remaining Key West Equity Requirement for the Toll Brothers Apartment Living acquisition is funded with the revolver per Management guidance

Moelis

Confidential | 3

 Illustrative Sensitivity Analysis  4

 Executive Summary  5  Moelis was forwarded an Excel file (the “Illustrative Sensitivity”) from a member of the Special Committee which was prepared by a stockholder of Key West  It appears the Illustrative Sensitivity was created on or around 08/19/2025  The Illustrative Sensitivity contained two scenarios for potential value creation for Key West:  Scenario A: A pro forma spin-off transaction scenario of the Real Estate and Investment Management businesses, valuing the two businesses as separate standalone entities, which resulted in an illustrative per share value of $10.36 on an aggregate basis   Scenario B: An illustrative scenario in which the pro forma separation of the Real Estate and Investment Management businesses prompted multiple re-rating for each standalone business, which resulted in an illustrative per share value of $26.21 on an aggregate basis   Moelis considered the Illustrative Sensitivity, and two scenarios for potential value creation, in preparing its preliminary financial analysis and perspectives on strategic alternatives, as previously discussed with the Special Committee   As previously discussed, the Illustrative Sensitivity includes material errors, makes several key assumptions without empirical support and generally does not reflect the complexity of the Company’s assets and G&A burden   Scenario B effectively double-counts $138mm of annualized Depreciation and Amortization (“D&A”) in calculating pro forma Funds from Operations (“FFO”) by adding back D&A to Net Income (which has already been calculated using NOI unburdened by D&A expense). This pro forma FFO is then multiplied by the 15.6x P/FFO multiple used in the Illustrative Sensitivity  Adjusting Scenario B for the proper treatment of D&A (and leaving all other assumptions constant) would result in a value per share of $10.57

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Preliminary Observations on the Illustrative Sensitivity

Summary of the Illustrative Sensitivity

SCENARIO SUMMARY

KW TEV Build - Market View	Current	(A) PF Spin	(B) Mult. Uplift
Current Market Capitalization	$1,098	$1,429	$3,614
Consolidated Property Level Debt	2,345	2,345	2,345
Unconsolidated Property Level Debt	2,982	2,982	2,982
Corporate Level Debt[(1)]	1,902	1,902	1,902
Consolidated Cash[(1)]	(87)	(87)	(87)
(A) Minority Interest	33	33	33
TEV	**$8,273**	**$8,604**	**$10,789**
Current / Implied px per share (basic)	*$7.96*	*$10.36*	*$26.21*
(B)			
LTM NOI	$467.7	$467.7	$467.7
Implied Cap Rate on TEV	5.65%	5.44%	4.33%
(C)			
Baseline EBITDA (LQA)	$468.0	$468.0	$468.0
Implied TEV / EBITDA	17.7x	18.4x	23.1x

Peer Valuation Statistics	1st Quartile	Median	3rd Quartile
REIT Peer Cap Rate	5.50%	5.57%	6.04%
REIT Peer P/FFO Ratio	16.7x	16.1x	15.6x
Investment Manager P/E Ratio	24.1x	22.3x	15.6x

Footnotes:
Data as of 8/18/25, based on 137M basic shares outstanding as of 6/30/25
(1) Pro forma for announced tender offer of 100% of KWE Notes due 11/2025; assumes KWE notes are redeemed at par with cash-on-hand.

Narrative:
- KW continues to trade at below RE value, with 0 credit for IM business. IM business, while sub-scale today, is growing AUM at 23% annualized. AUM totals ~$30B across all capital sources executing against a significant pipeline, with fee-bearing AUM of $9.2B.
- REIT discount due to above-average complexity of operations and high leverage.
- Spin or separation to simplify reporting, enables KW to close multiple discount vs. peers.
- Could be combined with acquisition of MF assets (Project Baseball) if pursued in earnest.
- Insider ownership and concentrated institutions could provide support for the transaction.

Preliminary Observations – Moelis

- The Illustrative Sensitivity applies discrete approaches to valuing Key West's Real Estate and Investment Management businesses
- The Illustrative Sensitivity makes the below assumptions:
  - (A) Computation of Total Enterprise Value adds back minority interest, whereas financial results (e.g., NOI) are shown at share and do not include the portion attributable to minority owners
  - (B) NOI figures used in the Illustrative Sensitivity to capture implied cap rates do not account for the Investment Management, Lease-Up, Development or Residential businesses
    - NOI broadly does not capture non-balance sheet NOI for minority-held investments
  - (C) Balance sheet and income statement figures are as of 06/30/2025 and do not reflect financial results after Q2 2025
    - E.g., "Baseline EBITDA (LQA)" utilized in the Illustrative Sensitivity reflects annualized Baseline EBITDA[1] of $117mm as of 06/30/2025 as reported by Key West

Source: Key West Board Member-Provided Materials
Note: Illustrative Sensitivity includes the following notes on approach: *"Fairfax Holdings and SBL control ~30% of the Company on an as-converted basis. With mgmt. and insiders this increases to >40%. Concentrated / value-oriented equity managers could also be solicited for feedback with votes secured prior to proxy. Note Fairfax strike is $16.21 on the Jr. Perpetual Preferred ($200M) 6.75% dividend rate, $23 / share on the $300M Pari PPS, 4.75% dividend rate, or $20.28 / share blended. Warrant structure included in pref to be diligenced. Allocation of liabilities to be refined and adjusted further in subsequent iterations. Most or all property-level debt will be allocated to REIT, but treatment of Preferred could differ should we see more compelling up/down on IMCo shares. SBL strike price is ~$24.67 including Conversion Fee of $5.00 per Preferred Share."*
Note: "Project Baseball" referenced in the materials received refers to Key West's acquisition of Toll Brothers Apartment Living
1. Baseline EBITDA reflects net (loss) income, less total income from unconsolidated investments, gain (loss) on sale of real estate, net, other income (loss) and non-controlling interest, plus share-based compensation, carried interest compensation, depreciation and amortization, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes, NOI from unconsolidated investments (at Key West's share) and fees eliminated in consolidation

Moelis
Confidential | 6

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Scenario A: Preliminary Observations on the Illustrative Sensitivity

Summary of Scenario A in the Illustrative Sensitivity

[A] ILLUSTRATIVE PROP-CO AND IMCO SOTP ANALYSIS

KW Core Stabilized Portfolio

		NOI	Cap Rate	Value
	Multifamily	298.1	5.75%	5,184
	EU Office	91.1	6.25%	1,458
	US Office	28.1	7.25%	388
	Industrial	19.5	7.00%	279
	Retail	12.4	7.00%	177
A	Lease-up & Development (2026 Stabilized)	63.5	7.50%	847
	Loan Investments	18.5	8.59%	215
	Residential Assets	-	N/A	275
	PropCo Gross Asset Value	**$531.2**	**6.02%**	**$8,822**
	(-) Secured Mortgage Debt (KW Share)			(5,327)
[1]	**PropCo Net Asset Value**			**$3,495**
	(-) Total Corporate-Level Obligations			*(2,648)*
	Implied Standalone PropCo Equity Value			***$846***

KW Investment Mgmt. Portfolio

		Income	Multiple	Value
B	Base Investment Mgmt. Fees (50% margin)	56.9	10.0x	569.0
	Accrued Carried Interest	13.4	1.0x	13.4
[2]	**IMCo Net Asset Value**	**$70.3**	**8.3x**	**$582**
[1]+[2]	**Consolidated Net Asset Value**			**$4,077**
	(-) Corporate Net Debt			(1,815)
	(-) Preferred Equity			(800)
	(-) Noncontrolling Interest			(33)
C	**Implied Equity Value**			**$1,429**
	Equity Value Created - Spin Transaction			*$331*
	Per Share			*$10.36*
	% Upside / (Downside) vs. Existing			*30.2%*

Preliminary Observations – Moelis

A Lease-Up and Development NOI of $63.5mm – and by extension the PropCo Gross Asset Value – does not include the value of certain NOI related to minority interests for the Lease-Up / Development portfolio, or the NOI attributable to assets where the scope was still being explored as of 06/30/2025

- Moreover, it is unclear whether the cap rate applied to Lease-Up / Development NOI is adjusted to account for the present value of costs to complete / time to achieve stabilized NOI based on 2026 estimated completion date

B Base Investment Management income assumes a 50% margin, versus a 40% margin used in Moelis' analyses based on Management guidance

C Scenario A does not include any discount to NAV

- Key West and the Selected Publicly Traded Companies trade at a substantial discount to equity research NAV

C Scenario A also does not explicitly account for Non-Investment Management G&A

- G&A attributable to the Investment Management segment is captured within Base Investment Management Income at an assumed 50% margin
- However, other G&A attributable to the real estate segment and at the corporate level is not accounted for in the Illustrative Sensitivity, given that NOI is before G&A expenses
- Key West's total LTM G&A of ~$174.8mm[1] as of 06/30/2025 and $56.9mm of implied Investment Management segment G&A (based on a 50% margin) implies ~$117.9mm of G&A has not been explicitly accounted for in Scenario A
- Unclear if cap rate assumptions consider Key West's high G&A relative to the Selected Publicly Traded Companies

Moelis

Confidential | 7

Source: Key West Board Member-Provided Materials, Company Filings
1. Includes Segment and Corporate Compensation and Related, and General and Administrative expenses as reported in Key West Company Filings

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Scenario B: Preliminary Observations on the Illustrative Sensitivity

Summary of Scenario B in the Illustrative Sensitivity

[B] MULTIPLE EXPANSION TO CLOSE DISCOUNT - TARGET 3RD QUARTILE REIT / INVESTMENT MANAGER MULTIPLES (D)

PF Multiple Uplift - Discount to REIT Peers	
Core Portfolio NOI	$531.2
(A) Allocated Interest Expense	(366.2)
(B) Assumed Overhead @ 11%	(58.4)
Income Attributable to Noncontrolling Interests	(4.4)
PropCo Earnings before Tax	**$102.2**
(-) REIT Tax @ 10%	(10.2)
PropCo Adjusted Net Income	**$92.0**
(-) Preferred Dividends	(43.6)
(+) Depreciation and Amortization	138.0
PropCo Adjusted Funds from Operations	**$186.4**
Implied P/FFO on standalone PropCo Equity Value of $846M	*4.5x*
"Normalized" P/FFO Multiple	**15.6x**
Implied PropCo Equity Value at Peer Multiple	**$2,912**
PropCo Incremental Equity Value Created - Multiple Expansion	*$2,066*

PF Multiple Uplift - Discount to Investment Manager Peers	
Adjusted Operating Income	70.3
Accrued Partner Carry	(13.4)
(C) **IMCo Earnings before Tax**	**$56.9**
(-) Corp. Tax @ 21%	(11.9)
IMCo Adjusted Net Income	**$45.0**
Implied P/E on standalone IMCo Equity Value of $582M	*13.0x*
"Normalized" P/E Multiple	**15.6x**
Implied IMCo Equity Value at Peer Multiple	**$702**
IMCo Incremental Equity Value Created - Multiple Expansion	*$119*
Consolidated Equity Value	**$3,614**
Consolidated Equity Value Created	*$2,516*
Per Share	*$26.21*
% Upside / (Downside) vs. Existing	*229.2%*

Preliminary Observations – Moelis

Key Observation on D&A in the Illustrative Sensitivity:

- D&A is **double-counted** in Scenario B as NOI has not been reduced by D&A in the build to Net Income
- Fixing the add-back for D&A, there is **substantially no uplift relative** to Scenario A (i.e., corrected value of $10.57 per share holding other assumptions constant)

(A) It is unclear whether interest expense allocated to the Real Estate segment includes consolidated / unconsolidated property level debt and / or corporate-level debt at the WholeCo level

- However, the quantum of interest expense approximates the total annualized amount of ~$380.8mm based on the $95.2mm of interest expense for the three months ended 06/30/2025
- If all debt is allocated to the "REIT," there is no discount to the multiple applied for relatively high levels of leverage as would be expected based on the Company's debt-to-capitalization ratio of >80% as of 12/18/2025

(B) Overhead of $58.4mm understates the implied $117.9mm of Non-Investment Management G&A based on total LTM G&A as of 06/30/2025 and a 50% margin on Investment Management Base Fees

- Key West's relatively high amount of G&A does not appear to be addressed

(C) Base Investment Management income assumes a 50% margin, versus a 40% margin used in Moelis' analyses based on Management guidance

(D) Illustrative Sensitivity broadly does not account for the potential challenges in effectuating a REIT conversion, as explained by Management, including:

- Federal and State minimum hold period requirements post-REIT conversion
- REIT conversion tax
- Number of unconsolidated and joint venture assets held by Key West
- Key West's current lack of a tracking system for REIT-eligible assets
- Punitive treatment of short-term hold periods under REIT qualifications

Moelis

Confidential | 8

Source: Key West Board Member-Provided Materials, Company Filings, S&P Capital IQ as of 12/18/2025

 Multi-Family REITS  Scenario B employs a “Normalized” P/FFO multiple of 15.6x for the Real Estate business, based on the 25th percentile of the “BF” P/FFO1 multiples of the Selected Publicly Traded Multi-Family REIT Companies included in the Illustrative Sensitivity  The Selected Publicly Traded REITs:  Focuses on US names and does not consider European REITs, despite Key West’s exposure to Europe   Focuses on the largest REITs in each sector rather than REITs of a comparable size to Key West   Does not emphasize companies with similar geographic, market and asset strategy profiles as compared to those of Key West   Investment Managers  Scenario B employs a “Normalized” P/E multiple of 15.6x for the Investment Management business, based on the 25th percentile of the “BF” P/E1 multiples of the Selected Publicly Traded Investment Managers included in the Illustrative Sensitivity  The Selected Publicly Traded Investment Managers:  Does not consider traditional asset managers with alternatives exposure   9  Scenario B: Preliminary Observations on the Illustrative Sensitivity (cont’d)   [sic]  [sic]  A  B  A  B  Source: Key West Board Member-Provided Materials, Company Filings  1. “BF” not defined in the Illustrative Sensitivity  Scenario B – Selected Publicly Traded Companies in the Illustrative Sensitivity  Preliminary Observations – Moelis

 Perspectives on Management's NAV Calculation  10

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Management Q2 Board Presentation NAV Calculation

Materials as presented in Management's Q2 2025 Presentation to the Key West Board of Directors

($ in millions, except per share data)

Net Asset Value Scenarios – Key West Management

NET ASSET VALUE CALCULATION SCENARIOS

	Est Annual NOI	Cap Rate Assumption 6.0%	5.75%[1]	5.5%
As of June 30, 2025				
Stabilized Real Estate	$449M	$7.5B	$7.8B	$8.2B
Loans @ GAV	$19M	$215M	$215M	$215M
Lease-Up/Development/Other @ GAV	$-	$1.4B	$1.6B	$1.6B
1 Total Real Estate and Loans	$468M	$9.2B	$9.6B	$10.0B
Investment Management	Net Income	12.5X	15X	17.5X
2 In-place fees of ~$110M; 40% margin	$40M	$550M	$660M	$770M
Enterprise Value (1+2)		$9.7B	$10.3B	$10.8B
3 Net Debt + Pref Equity + Net Other Liabilities[2]		($8.2B)	($8.2B)	($8.0B)[3]
Total Net Asset Value		$1.5B	$2.1B	$2.8B
NAV per share[3]		~$11	~$15	~$19
Real Estate LTV[4]		78%	74%	71%

1) Assumed 5.25% cap rate for market-rate multifamily, 6.0% for VHH, 6.3% for office/industrial/retail
2) Excludes Deferred Tax Liabilities of $216 million ($1.50/share)
3) Using basic share count of 138.3M shares; 5.5% cap rate scenario includes conversion of $200M of preferred equity into 12.4M shares
4) Excludes preferred stock

Q2-2025 Board of Directors Presentation 21

Materials Provided by Key West Management to Moelis

Implied Equity Value Per Share[1]

	NAV Per Management		
Enterprise Value	~$9,700	~$10,300	~$10,800
NAV Per Share	~$11	~$15	~$19
$10.90 Offer Price Implied Prem. / (Disc.)	~(1%)	~(27%)	~(43%)
Illustrative Discount to NAV (10%)	$9.76	$13.67	$16.73
(20%)	$8.68	$12.15	$15.04
(30%)	$7.59	$10.63	$13.16
(40%)	$6.51	$9.11	$11.28

Illustrative Management NAV Sensitivity Analysis Prepared by Moelis Based on Potential NAV Discounts

Considerations on Analysis

Management materials are as of Q2 2025 and do not account for:

- The TB acquisition
- Accrued carried interests receivable
- Any assets purchased or divested post-Q2 2025, including the divestiture of Edgewater and LPC at West Covina subsequent to 09/30/2025
- Changes in estimated annual NOI assumptions, including the reclassification of Stockley Park from Lease-Up to Income-Producing – Commercial
- Capitalization details of the Company post-Q2 2025
- Fully diluted share count post-Q2 2025

Moelis

Source: Company Filings and Materials provided by Key West Management to Moelis
1. Applies basic shares outstanding of 138,293,288 as of 05/05/2025; applies net debt and cash figures based on Management's Q2 2025 Presentation; Series A Cumulative Perpetual Convertible Preferred Shares of $300mm at liquidation preference and conversion ratio of 40.343 with $24.80 conversion price; Series B Cumulative Perpetual Preferred Shares of $300mm at liquidation preference and 13.043mm shares underlying warrants with an exercise price of $23.00 per share; Series C Cumulative Perpetual Preferred Shares of $200mm at liquidation preference and 12.338mm shares underlying warrants with an exercise price of $16.21 per share

Confidential | 11

 Illustrative Implied NAV Calculation (as of 12/23/2025)  Source: Company Filings and Materials provided by Key West Management to Moelis  Based on latest balance sheet figures as of 09/30/2025, adjusted for subsequent events and per Management Guidance  Net Asset Value Scenarios  Implied Equity Value Per Share1  Illustrative analysis applies the latest financial figures to the NAV scenarios analysis presented in Management’s Q2 2025 Presentation to the Key West Board of Directors, using Management’s assumptions  Enterprise Value  NAV Per Share  Illustrative NAV Sensitivity Analysis Prepared by Moelis Based on Potential NAV Discounts  Illustrative Implied NAV Calculation  12  The Illustrative Implied NAV Calculation is consistent with that of Management’s Q2 Board Presentation and does not account for:  The TB acquisition   Accrued carried interests receivable  The Illustrative Implied NAV Calculation updates the following based on financial results and Management guidance as of 12/23/2025:   Assets purchased or divested post-Q2 2025, including the divestiture of Edgewater and LPC at West Covina subsequent to 09/30/2025  Changes in estimated annual NOI assumptions, including the reclassification of Stockley Park from Lease-Up to Income-Producing – Commercial   Capitalization details of the Company as of 09/30/2025 and adjusted for subsequent events per Management guidance  Considerations on Analysis

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Key West's Stabilized NOI Over Time

Since Management's Q2 NAV analysis, the Company's stabilized NOI has decreased largely due to Multifamily asset sales and recapitalizations, resulting in a decrease of ~$600mm in GAV at the mid-point; these transactions generated ~$217mm of cash proceeds[1] and may have contributed to the ~$250mm decrease in net debt over the period

Key West's Stabilized NOI Over Time – Q2 2025 to Current (as of 12/23/2025)


$449.1
$19.5
$12.4
$119.2
$298.0
($28.4)
A
($6.5)
B
($0.1)
C
$0.3
D
$414.5
$19.8
$12.3
$112.8
$269.7
Q2 2025 NOI
Multifamily NOI Change
Office NOI Change
Retail NOI Change
Industrial NOI Change
Current NOI

Commentary

A Multifamily:
- Key West recapitalized 10 Multifamily assets from 51% to 10% ownership, leading to a decrease in NOI of ~$23mm
- Key West sold 3 and acquired 3 Multifamily assets leading to a net decrease in NOI of ~$4mm (sold ~$5mm of NOI; acquired ~$1mm of NOI)
- Remaining incremental changes to NOI over the period are attributable to revised Q3 2025 estimates

B Office (EU and US):
- Key West sold 1 EU Office asset over the period, leading to a decrease in NOI of ~$1mm
- Remaining incremental changes to NOI over the period are attributable to revised Q3 2025 estimates based on various factors including occupancy

C Retail:
- Key West sold 1 UK Retail asset over the period and revised the Q3 2025 estimates for the rest of the Retail portfolio

D Industrial:
- Key West's Industrial portfolio NOI increased $0.3mm which is attributable to revised Q3 2025 estimates

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Source: Company Filings and Materials provided by Key West Management to Moelis
1. Based on $192mm of cash generated in Q3 2025 adjusted for $25mm of cash proceeds generated from subsequent events as reported in Key West's Supplemental Financial Information

PRIVILEGED & CONFIDENTIAL
PRELIMINARY DRAFT
SUBJECT TO DUE DILIGENCE &
SUBSTANTIAL REVISION

Key Considerations on NAV

Key West Current and Historical Trading	• Key West has historically traded at a 30%+ discount to NAV over the last 10 years, which reflects a larger average historical discount than that of the Selected Multi-family Real Estate[1] and Commercial Real Estate[2] Publicly Traded Companies (collectively, the "Selected Publicly Traded Real Estate Companies") • As of the unaffected date[3], Key West was trading at a 32% discount to the low-end and 61% discount to the high-end of Management's Q2 NAV per share range of ~$11 and ~$19, respectively
Selected Publicly Traded Companies Market Trading	• The Selected Multi-family Real Estate and Commercial Real Estate Publicly Traded Companies have historically traded at a market-cap weighted average discount to NAV of 7%+ and 11%+, respectively, over the last 10 years, and currently trade at a 18% and 16% discount to NAV, respectively
Selected Precedent Transactions	• Over the past few years, the offer price of the Selected Precedent Real Estate Transactions[4] have generally implied a discount to NAV ranging between ~7% and ~33% o An offer price per share of $10.90 implies a ~4% premium and ~26% discount to the low and high analyst NAV estimates[5], respectively o The high analyst NAV estimate of $14.65 per share has a share price target of $11.00 per share, implying a ~25% discount to NAV
Key West Considerations on NAV Discounts	• In our financial analysis, Moelis determined a discount to NAV was appropriate based on: o Key West's observed discount to consensus NAV over the historical period and at the unaffected date[3] o The discount of the Selected Publicly Traded Real Estate Companies and the Selected Precedent Real Estate Transactions o Elevated leverage profile relative to the Selected Publicly Traded Real Estate Companies o Complexity of operations (i.e., asset class type, geographical markets, etc.) o Subscale sub-portfolios o Taxable income status as a non-qualified REIT o Relatively high G&A burden o Concentration of Key West's shareholder base • Given the above, Moelis included a discount of 20% – 40% for the Selected Publicly Traded Companies analysis and 5% – 20% for the Selected Precedent Transactions analysis
Market Feedback	• At the direction of the Special Committee, Moelis reached out to a select group of high-quality potential buyers to assess their interest • One third party, who has held previous discussions with Key West and has considered multiple deal structures, told Moelis that their internal NAV analysis was below Management's NAV estimate

Source: S&P Capital IQ as of 01/13/2026
1. Selected Multi-family Real Estate Publicly Traded Companies includes: Equity Residential (EQR), Essex Property Trust (ESS), Grainger (LSE:GRI), Independence Realty Trust (IRT) and Centerspace (CSR)
2. Selected Commercial Real Estate Publicly Traded Companies includes: Douglas Emmett (DEI), Cousins Properties Incorporated (CUZ), Highwoods Properties (HIW), American Assets Trust (AAT), Derwent London (LSE:DLN), Workspace Group (LSE:KWP), Rexford Industrial Realty (REXR), Terreno Realty Corporation (TRNO), Tritax Big Box REIT (BBOX), Shaftesbury Capital (LSE:SHC), Hammerson (LSE:HMSO)
3. Unaffected Key West share price of $7.47 as of 11/04/2025
4. Selected Precedent Real Estate Transactions include: Waypoint Asset Management's acquisition of The PRS REIT Plc (2025), Makora Management / Ares Management's acquisition of Plymouth Industrial REIT (2025), MCME Carell's acquisition of CityOffice REIT (2025), Blackstone's acquisition of Warehouse REIT (2025), New River REIT's acquisition of Capital & Regional (2024), Blackstone's acquisition of Apartment Income REIT (2024) and Blackstone's acquisition of Tricon Residential (2024)
5. Low NAV estimate of $10.53 per share based on BofA as of 11/04/2025; High NAV estimate of $14.65 per share based on JPM as of 12/18/2025

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